Exhibit 99.1

Intermec Stockholders Approve Adoption of Merger Agreement with Honeywell

EVERETT, Wash. – March 19, 2013 – Intermec, Inc. (NYSE: IN; “Intermec”) today announced that Intermec stockholders voted overwhelmingly to approve the adoption of the previously announced Agreement and Plan of Merger between Intermec, Honeywell International Inc. (“Honeywell”), and Hawkeye Merger Sub Corp., a wholly owned subsidiary of Honeywell (the “Merger Agreement”). Approximately 99% of Intermec’s shares voted at the special meeting of Intermec’s stockholder held earlier today, or approximately 79% of Intermec’s outstanding shares of common stock as of the close of business on January 25, 2013, the record date for the special meeting of stockholders, were voted in favor of the adoption of the Merger Agreement.

Completion of the transaction remains subject to regulatory approvals (including the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the requirements of certain foreign jurisdictions, including the European Commission) and other customary closing conditions. Intermec continues to expect that the transaction will close in the second quarter of 2013.

About Intermec

Intermec Inc. (NYSE: IN) is the workflow performance company. We design the leading data capture and information management solutions at the interface between mobile workers, assets, and customers. For more information about Intermec, visit www.intermec.com (which website is not incorporated herein by reference).

Forward-Looking Statements

Statements made in this press release and related statements that express Intermec’s or our management’s intentions, hopes, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. The forward-looking statements contained herein include, without limitation, statements regarding: the potential acquisition of Intermec by Honeywell; the receipt of regulatory approval for the potential merger transaction; and the anticipated timing of the closing of the potential merger transaction, if at all. When used in this document and in documents it refers to, the words “anticipate,” “believe,” “will,” “intend,” “project” and “expect” and similar expressions as they relate to us or our management are intended to identify such forward- looking statements. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements, but we expressly disclaim any obligation to do so, even if our beliefs and expectations change.

Actual results may differ from those expressed or implied in our forward-looking statements. Such forward-looking statements involve and are subject to certain risks and uncertainties, which may cause our actual results to differ materially from those discussed in a forward-looking statement. These risk factors include, but are not limited to, risks and uncertainties described more fully in our reports filed or to be filed with the Securities and Exchange Commission including, but not limited to, our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, which are available, among other places, at the investor relations tab of Intermec’s website, at www.intermec.com (which website is not incorporated herein by reference).